Titan Machinery Inc. Announces Results for Fiscal Third Quarter Ended October 31, 2022

- Revenue for Third Quarter of Fiscal 2023 Increased 47.3% to $668.8 million -
- Third Quarter of Fiscal 2023 EPS Increased 88% to a Record $1.82 -
- Increases Fiscal 2023 EPS Modeling Assumption in Range of $4.55-$4.85 -

West Fargo, ND – November 30, 2022 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal third quarter ended October 31, 2022.
David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "We delivered another consecutive quarter of record financial results, with third quarter earnings per share of $1.82. The ongoing strength of the agriculture sector combined with our customer-centric focus drove consolidated revenue growth of 47%, which was supported by strong contribution across each of our revenue streams — equipment, parts and service. Our business continues to operate with great efficiency, allowing us to drive significant operating leverage on the higher levels of revenue that we have achieved. This is demonstrated in our record consolidated pre-tax margin of 8.2% that we delivered in the fiscal third quarter, with each of our operating segments experiencing pre-tax margin expansion. Given these strong third quarter results, coupled with our expectations for the solid market fundamentals continuing through the fourth quarter, we are increasing our earnings per share modeling assumption for fiscal year 2023 to a midpoint of $4.70 per share."
Fiscal 2023 Third Quarter Results
Consolidated Results
For the third quarter of fiscal 2023, revenue increased to $668.8 million compared to $454.0 million in the third quarter last year. Equipment sales were $509.0 million for the third quarter of fiscal 2023, compared to $329.8 million in the third quarter last year. Parts sales were $108.7 million for the third quarter of fiscal 2023, compared to $80.5 million in the third quarter last year. Revenue generated from service was $39.0 million for the third quarter of fiscal 2023, compared to $32.0 million in the third quarter last year. Revenue from rental and other was $12.1 million for the third quarter of fiscal 2023, compared to $11.6 million in the third quarter last year.
Gross profit for the third quarter of fiscal 2023 was $139.6 million, compared to $92.5 million in the third quarter last year. The Company's gross profit margin increased to 20.9% in the third quarter of fiscal 2023, compared to 20.4% in the third quarter last year. Gross profit margin increased primarily due to stronger equipment margins, which were partially offset by revenue mix, with a greater proportion of equipment revenue in the third quarter of fiscal 2023, as compared to the third quarter of the prior year.
Operating expenses increased by $21.9 million, but at a lower rate than revenue growth, to $84.9 million for the third quarter of fiscal 2023, compared to $62.9 million in the third quarter last year, primarily due to the inclusion of operating expenses related to acquisitions that have occurred in the past year, as well as higher variable expenses on increased revenues. Operating expenses as a percentage of revenue decreased 120 basis points to 12.7% for the third quarter of fiscal 2023, compared to 13.9% of revenue in the prior year period.
Floorplan and other interest expense was $1.8 million in the third quarter of fiscal 2023, compared to $1.3 million for the same period last year.

In the third quarter of fiscal 2023, net income was $41.3 million, or earnings per diluted share of $1.82, compared to net income of $21.8 million, or earnings per diluted share of $0.97, for the third quarter of last year.
On an adjusted basis, net income for the third quarter of fiscal 2023 was $41.5 million, or adjusted earnings per diluted share of $1.83, compared to adjusted net income of $21.7 million, or adjusted earnings per diluted share of $0.96, for the third quarter of last year.
The Company generated $63.5 million in adjusted EBITDA in the third quarter of fiscal 2023, reflecting an increase of 80% versus the $35.3 million generated in the third quarter of last year.
Segment Results
Agriculture Segment - Revenue for the third quarter of fiscal 2023 was $493.3 million, compared to $281.5 million in the third quarter last year. The sales increase was positively impacted by organic growth as well as the acquisitions of Jaycox Implement in December 2021, Mark's Machinery in April 2022, and Heartland Ag Systems in August 2022. Pre-tax income for the third quarter of fiscal 2023 was $42.0 million, and included a $2.0 million benefit recognized on the expected achievement of annual manufacturer incentives. This compared to $19.6 million of pre-tax income in the third quarter last year.
Construction Segment - Revenue for the third quarter of fiscal 2023 was $86.4 million, compared to $79.7 million in the third quarter last year. Growth was driven by a same-store sales increase of 34.2%, primarily due to increased equipment demand, and partially offset by lost sales contributions from the Company’s fiscal 2022 fourth quarter divestiture of construction stores in Montana and Wyoming and the fiscal 2023 first quarter divestiture of its consumer products store in North Dakota. Pre-tax income for the third quarter of fiscal 2023 was $6.1 million, and compared to $3.6 million in the third quarter last year.
International Segment - Revenue for the third quarter of fiscal 2023 was $89.0 million, compared to $92.7 million in the third quarter last year, while on a constant currency basis revenue was up $9.2 million or 9.9%. Pre-tax income for the third quarter of fiscal 2023 was $8.5 million. This compares to pre-tax income of $6.3 million in the third quarter last year. Adjusted pre-tax income, which excludes negligible adjustments, was $8.7 million for the third quarter of fiscal 2023 and $6.1 million in the third quarter last year.
Balance Sheet and Cash Flow
Cash at the end of the third quarter of fiscal 2023 was $45.9 million. Inventories increased to $630.4 million as of October 31, 2022, compared to $421.8 million as of January 31, 2022. This inventory increase includes increases in new equipment inventory of $149.9 million, parts inventory of $54.4 million, and used equipment inventory of $0.5 million. Outstanding floorplan payables were $273.1 million on $777.0 million total available floorplan lines of credit as of October 31, 2022, compared to $135.4 million outstanding floorplan payables as of January 31, 2022.
In the first nine months of fiscal 2023, net cash used for operating activities was $7.1 million, compared to net cash provided by operating activities of $72.3 million in the first nine months of fiscal 2022. The decrease in cash provided by operating activities was primarily due to increasing inventory in fiscal 2023 compared to fiscal 2022.
Additional Management Commentary
Mr. Meyer added, "Our orderly transition of the Chief Financial Officer position continues to progress well. Bo Larsen joined our team at the beginning of November and has been working with departing Chief Financial Officer Mark Kalvoda to integrate into the business ahead of his appointment on December 1, 2022. We look forward to his future contributions."

“The momentum in our business continues to be visible across all aspects of Titan Machinery, as favorable industry conditions combine with several years of operational improvements and solid growth through accretive and strategic acquisitions. With respect to our acquisition of Heartland Ag, which closed in August 2022, we are pleased with the integration process and their financial performance in their first quarter with Titan Machinery. Looking ahead, we are very well positioned to serve the strong industries that we operate in with our robust balance sheet and powerful operational performance.”
Fiscal 2023 Modeling Assumptions
The following are the Company's current expectations for fiscal 2023 modeling assumptions.

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture(1)	Up 55-60%	Up 50-55%
Construction(2)	Down 0-5%	Down 5-10%
International(3)	Down 0-5%	Down 0-5%

Diluted EPS(4)	$4.55 - $4.85	$3.70 - $4.00

(1) Includes the full year impact of the Jaycox acquisition, which closed in December 2021, the partial year impact of the Mark's Machinery acquisition, which closed in April 2022, and the partial year impact of the Heartland acquisition, which closed in August 2022.
(2) Includes the full year impact of the Montana and Wyoming divestiture in January 2022 and the partial year impact of the North Dakota divestiture in March 2022. Adjusting full year fiscal 2022 revenue by approximately $73 million, representing the fiscal 2022 revenue of these divested stores, results in a same-store sales assumption of up approximately 25%.
(3) Includes a reduction in revenue of approximately 40% from our Ukrainian subsidiary compared to fiscal 2022.
(4) Includes an estimated loss of approximately $0.05 to $0.10 per share from our Ukrainian subsidiary.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, December 14, 2022, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13734399.

A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. The non-GAAP financial measures in this release include adjustments for Ukraine remeasurement gains/losses and impairment charges. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile adjusted net income, adjusted EBITDA, adjusted diluted earnings per share, and adjusted income before income taxes (all non-GAAP financial measures) for the periods presented, to their respective most directly comparable GAAP financial measures.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe, servicing farmers, ranchers and commercial applicators. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, South Dakota, Washington, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which include statements regarding modeling assumptions and expected results of operations for the fiscal year ending January 31, 2023 and may include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, the performance of our Ukrainian subsidiary within our International segment, inventory availability expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, our ability to successfully integrate and realize growth opportunities and synergies in connection with the Heartland Ag System's acquisition, the risk that we assume unforeseen or other liabilities in connection with the Heartland Ag System's acquisition and the impact of any conditions or obligations imposed on us under the new Case IH dealer agreements for the commercial application equipment business. In addition, risks and uncertainties also include the impact of the Russia-Ukraine conflict on our Ukrainian subsidiary, the duration, scope and impact of the COVID-19 pandemic on the Company's operations, our substantial dependence on CNH Industrial including CNH Industrial's ability to design, manufacture and allocate inventory to our stores necessary to satisfy our customers' demands, supply chain disruptions impacting our suppliers, including CNH Industrial, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to manage inventory levels, weather conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risks and uncertainties may arise. It is not possible for management to predict all such risks and uncertainties, nor to assess the impact of all such risks and uncertainties on Titan Machinery’s business or the extent to which any individual risk or uncertainty, or combination of risks and uncertainties, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan Machinery disclaims any obligation to update such risks and uncertainties or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.
Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	October 31, 2022	January 31, 2022
Assets
Current Assets
Cash	$45,852	$146,149
Receivables, net of allowance for expected credit losses	111,849	94,287
Inventories, net	630,377	421,758
Prepaid expenses and other	15,625	28,135
Total current assets	803,703	690,329
Noncurrent Assets
Property and equipment, net of accumulated depreciation	215,954	178,243
Operating lease assets	52,091	56,150
Deferred income taxes	2,937	1,328
Goodwill	32,022	8,952
Intangible assets, net of accumulated amortization	16,852	10,624
Other	1,211	1,041
Total noncurrent assets	321,067	256,338
Total Assets	$1,124,770	$946,667

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$43,338	$25,644
Floorplan payable	273,083	135,415
Current maturities of long-term debt	6,895	5,876
Current operating lease liabilities	9,671	9,601
Deferred revenue	56,812	134,146
Accrued expenses and other	56,980	59,339
Income taxes payable	15,918	4,700
Total current liabilities	462,697	374,721
Long-Term Liabilities
Long-term debt, less current maturities	91,055	74,772
Operating lease liabilities	50,737	55,595
Deferred income taxes	1,974	2,006
Other long-term liabilities	7,020	4,374
Total long-term liabilities	150,786	136,747
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	256,073	254,455
Retained earnings	266,672	182,916
Accumulated other comprehensive loss	(11,458)	(2,172)
Total stockholders' equity	511,287	435,199
Total Liabilities and Stockholders' Equity	$1,124,770	$946,667

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2022	2021	2022	2021
Revenue
Equipment	$508,996	$329,814	$1,240,579	$878,528
Parts	108,719	80,521	254,974	208,464
Service	38,960	32,026	101,847	89,405
Rental and other	12,098	11,614	28,923	27,914
Total Revenue	668,773	453,975	1,626,323	1,204,311
Cost of Revenue
Equipment	436,156	288,576	1,070,378	772,584
Parts	72,146	55,654	172,162	146,184
Service	13,456	10,249	35,288	29,314
Rental and other	7,435	7,016	17,522	17,754
Total Cost of Revenue	529,193	361,495	1,295,350	965,836
Gross Profit	139,580	92,480	330,973	238,475
Operating Expenses	84,861	62,943	217,841	176,460
Impairment of Intangible and Long-Lived Assets	—	—	—	1,498
Income from Operations	54,719	29,537	113,132	60,517
Other Income (Expense)
Interest and other income	1,804	616	3,169	1,935
Floorplan interest expense	(588)	(259)	(1,087)	(1,027)
Other interest expense	(1,257)	(1,071)	(3,802)	(3,292)
Income Before Income Taxes	54,678	28,823	111,412	58,133
Provision for Income Taxes	13,421	7,007	27,656	14,521
Net Income	$41,257	$21,816	83,756	43,612

Diluted Earnings per Share	$1.82	$0.97	$3.70	$1.93
Diluted Weighted Average Common Shares	22,399	22,222	22,372	22,238

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended October 31,
	2022	2021
Operating Activities
Net income	$83,756	$43,612
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	18,356	16,336
Impairment	—	1,498
Other, net	7,727	7,145
Changes in assets and liabilities, net of effects of acquisitions
Inventories	(115,734)	3,181
Manufacturer floorplan payable	78,972	45,801
Other working capital	(80,211)	(45,298)
Net Cash Provided by (Used for) Operating Activities	(7,134)	72,275
Investing Activities
Property and equipment purchases	(25,430)	(29,693)
Proceeds from sale of property and equipment	2,110	667
Acquisition consideration, net of cash acquired	(100,471)	—
Other, net	(176)	20
Net Cash Used for Investing Activities	(123,967)	(29,006)
Financing Activities
Net change in non-manufacturer floorplan payable	32,212	(30,104)
Net proceeds from long-term debt and finance leases	2,819	(213)
Other, net	(698)	(998)
Net Cash Provided by (Used for) Financing Activities	34,333	(31,315)
Effect of Exchange Rate Changes on Cash	(3,529)	(404)
Net Change in Cash	(100,297)	11,550
Cash at Beginning of Period	146,149	78,990
Cash at End of Period	$45,852	$90,540

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2022	2021	% Change	2022	2021	% Change
Revenue
Agriculture	$493,324	$281,506	75.2%	$1,160,829	$730,422	58.9%
Construction	86,403	79,735	8.4%	223,389	229,286	(2.6)%
International	89,046	92,734	(4.0)%	242,105	244,603	(1.0)%
Total	$668,773	$453,975	47.3%	$1,626,323	$1,204,311	35.0%

Income Before Income Taxes
Agriculture	$42,044	$19,618	114.3%	$83,387	$42,910	94.3%
Construction	6,065	3,564	70.2%	13,197	6,518	102.5%
International	8,488	6,260	35.6%	18,683	9,498	96.7%
Segment Income Before Income Taxes	56,597	29,442	92.2%	115,267	58,926	95.6%
Shared Resources	(1,919)	(619)	n/m	(3,855)	(793)	n/m
Total	$54,678	$28,823	89.7%	$111,412	$58,133	91.7%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2022	2021	2022	2021
Adjusted Net Income
Net Income	$41,257	$21,816	$83,756	$43,612
Adjustments
Impairment charges	—	—	—	1,498
Ukraine remeasurement (gain) / loss (1)	234	(113)	549	(296)
Total Adjustments	234	(113)	549	1,202
Adjusted Net Income	$41,491	$21,703	$84,305	$44,814

Adjusted Diluted EPS
Diluted EPS	$1.82	$0.97	$3.70	$1.93
Adjustments (2)
Impairment charges	—	—	—	0.07
Ukraine remeasurement (gain) / loss (1)	0.01	(0.01)	0.02	(0.02)
Total Adjustments	0.01	(0.01)	0.02	0.05
Adjusted Diluted EPS	$1.83	$0.96	$3.72	$1.98

Adjusted Income Before Income Taxes
Income Before Income Taxes	$54,678	$28,823	$111,412	$58,133
Adjustments
Impairment charges	—	—	—	1,498
Ukraine remeasurement (gain) / loss	233	(113)	549	(296)
Total Adjustments	233	(113)	549	1,202
Adjusted Income Before Income Taxes	$54,911	$28,710	$111,961	$59,335

Adjusted Income Before Income Taxes - International
Income Before Income Taxes	$8,488	$6,260	$18,683	$9,498
Adjustments
Impairment charges	—	—	—	1,498
Ukraine remeasurement (gain) / loss	233	(113)	549	(296)
Total Adjustments	233	(113)	549	1,202
Adjusted Income Before Income Taxes	$8,721	$6,147	$19,232	$10,700

Adjusted EBITDA
Net Income	$41,257	$21,816	$83,756	$43,612
Adjustments
Interest expense, net of interest income	1,170	840	3,562	2,941
Provision for income taxes	13,421	7,007	27,656	14,521
Depreciation and amortization	7,368	5,734	18,355	16,336
EBITDA	63,216	35,397	133,329	77,410
Adjustments
Impairment charges	—	—	—	1,498
Ukraine remeasurement (gain) / loss	234	(113)	549	(296)
Total Adjustments	234	(113)	549	1,202
Adjusted EBITDA	$63,450	$35,284	$133,878	$78,612

(1) Due to the income tax valuation allowance on the Ukrainian and German subsidiaries, there are no tax adjustments for the Ukraine remeasurement (gain)/loss for the periods ending October 31, 2022 and 2021 or the impairment charge for the periods ending October 31, 2021.
(2) Adjustments are net of amounts allocated to participating securities where applicable.